FOR IMMEDIATE RELEASE	NEWS
March 12, 2015	NYSE: NGS
Exhibit 99

NGS Achieves Record Revenue in 2014 with a 14% Increase in Rental Revenue

Diluted Earnings Per Share of 32 cents for the Quarter
and $1.11 for the Year Ended December 31, 2014

MIDLAND, Texas March 12, 2015 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas and oil industry, announces its financial results for the three months and year ended December 31, 2014.

Revenue: Total revenue was a record $97.0 million, an increase from $89.2 million, or almost 9%, for the year ended December 31, 2014, compared to the same period ended December 31, 2013. Between the third quarter of 2014 and the current quarter, total revenues increased 6%. Rental revenues increased 14.4% for the full year 2014 compared to a year ago. Rental revenue increased approximately 2% over sequential quarters. Sales revenue was $17.2 million for the year ended December 31, 2014 compared to $19.5 million for the year ended 2013.

Gross Margins: Total gross margin, exclusive of depreciation and amortization, increased 11.4% to $53.8 million for the year ended December 31, 2014 from $48.3 million for the year ended December 31, 2013. Overall gross margin percentage grew to 56% from 54% for this same comparative period. This increase was the result of full year-over-year higher rental margins and a mix shift from sales to higher margin rentals. Sequentially, total gross margin increased to $14.9 million from $13.9 million due to rental margins of 62% compared to 60%. In the fourth quarter year-over-year comparative periods, gross margins grew 25% to $14.9 million from $11.9 million and increased to 55% from 51% as a percentage of revenue. See additional discussion on Gross Margins in the Non-GAAP Financial Measures section in this press release.

Operating Income: Operating income remained flat across both years at $22.0 million primarily due to higher depreciation expenses related to expansion of our rental fleet and increased selling, general and administrative expenses. Sequentially, operating income increased almost 15% to $6.7 million for the three months ended December 31, 2014 from $5.8 million. This increase was primarily a result of higher rental margins.

Net Income:  Net income for the year ended December 31, 2014 decreased 1.8% to $14.1 million, when compared to net income of $14.4 million for the year ended 2013.  The decrease is largely due to an increase in depreciation and selling, general and administrative expenses. Net income is up 3% in the fourth quarter when compared to the third quarter of 2014 and up 26.8% when compared against the fourth quarter of 2013. These increases were mainly driven by higher rental growth and rental margins.

Earnings per share:  Comparing 2014 versus 2013, earnings per diluted share was $1.11 compared to $1.15.  Diluted earnings per share increased to 32 cents, up from 31 cents, between sequential quarters.

EBITDA:  EBITDA increased over 7% to $43.7 million or 45% of revenue for the year ended December 31, 2014 versus $40.7 million or 46% of revenue for the year ended December 31, 2013. EBITDA improved to $12.4 million or a 25% increase in the fourth quarter of 2014 when compared to the same period in 2013 and an increase of almost 8% in sequential quarters. Please see discussion of Non-GAAP Financial Measures in this press release.

Cash flow: At December 31, 2014, cash and cash equivalents were approximately $6.2 million; working capital was $41.8 million with a total debt level of $417,000. Positive net cash flow from operating activities was approximately $34.6 million during the year ended December 31, 2014 compared to $39.2 million for 2013. The changes in operating cash flow relate to the cash contribution from net income and normal changes in our working capital accounts.

Commenting on fourth quarter 2014 results, Stephen C. Taylor, President and CEO, said:
“The fourth quarter of 2014 capped a strong year for NGS. Total revenue and gross margins were the highest in our history and operating income, net income, gross margin and EBITDA increased in each quarter throughout the year. We continued to grow our rental fleet and achieved a 14% increase in rental revenues while increasing gross margins to 60%. Although 2015 will be a challenging year, we are well positioned. With our net cash position we have the strongest balance sheet in our competitive sphere and anticipate generating free cash flow this year. We are confident that our expense control, as well as the pursuit of additional sales and product initiatives will strengthen the immediate and long-term performance of the company.”

Selected data: The table below shows revenue categories, percentage of total revenues, gross margin, exclusive of depreciation and amortization, and gross margin percentage for the year ended December 31, 2014 and 2013.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization (1)
	Year Ended December 31,				Year Ended December 31,
	2014		2013		2014		2013
	(dollars in thousands)
Rental	$78,983	81.5%	$69,062	77.4%	$47,461	60.1%	$40,045	58.0%
Sales	17,200	17.7%	19,479	21.8%	5,903	34.3%	7,897	40.5%
Service & Maintenance	791	0.8%	707	0.8%	463	58.5%	363	51.3%
Total	$96,974		$89,248		$53,827	55.5%	$48,305	54.1%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Financial Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2014	2013	2014	2013
Net income	$4,004	$3,158	$14,128	$14,390
Interest expense	2	11	10	56
Provision for income taxes	2,694	1,937	8,030	8,122
Depreciation and amortization	5,690	4,818	21,507	18,144
EBITDA	$12,390	$9,924	$43,675	$40,712
Other operating expenses	2,473	2,118	10,334	8,141
Other (income) expense	—	(155)	(182)	(548)
Gross margin	$14,863	$11,887	$53,827	$48,305

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, March 12, 2015 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months and year ended December 31, 2014.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts)

	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$6,181	$24,443
Trade accounts receivable, net of allowance for doubtful accounts of $507 and $436, respectively	10,408	6,750
Inventory, net of allowance for obsolescence of $225 and $128, respectively	32,624	26,832
Prepaid income taxes	6,242	2,281
Prepaid expenses and other	472	339
Total current assets	55,927	60,645
Rental equipment, net of accumulated depreciation of $106,179 and $86,533, respectively	208,292	176,420
Property and equipment, net of accumulated depreciation of $10,830 and $9,692 respectively	7,362	7,429
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,257 and $1,132, respectively	1,902	2,027
Other assets	41	29
Total assets	$283,563	$256,589
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$—	$577
Accounts payable	4,990	3,904
Accrued liabilities	6,624	6,487
Current income tax liability	851	350
Deferred income	1,635	873
Total current liabilities	14,100	12,191
Line of credit, non-current	417	—
Deferred income tax liability	58,304	51,464
Other long-term liabilities	155	197
Total liabilities	72,976	63,852
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,466 and 12,366 shares issued and outstanding, respectively	124	123
Additional paid-in capital	95,065	91,344
Retained earnings	115,398	101,270
Total stockholders' equity	210,587	192,737
Total liabilities and stockholders' equity	$283,563	$256,589

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share)

	For the Years Ended
	December 31,
	2014	2013
Revenue:
Rental income	$78,983	$69,062
Sales	17,200	19,479
Service and maintenance income	791	707
Total revenue	96,974	89,248
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	31,522	29,017
Cost of sales, exclusive of depreciation stated separately below	11,297	11,582
Cost of service and maintenance, exclusive of depreciation stated separately below	328	344
Selling, general, and administrative expenses	10,334	8,141
Depreciation and amortization	21,507	18,144
Total operating costs and expenses	74,988	67,228
Operating income	21,986	22,020
Other income (expense):
Interest expense	(10)	(56)
Other income	182	548
Total other income	172	492
Income before provision for income taxes	22,158	22,512
Provision for income taxes:
Current	1,190	399
Deferred	6,840	7,723
Total income tax expense	8,030	8,122
Net income	$14,128	$14,390
Earnings per share:
Basic	$1.14	$1.17
Diluted	$1.11	$1.15
Weighted average shares outstanding:
Basic	12,434	12,324
Diluted	12,721	12,550

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands)

	For the Years Ended
	December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,128	$14,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,507	18,144
Deferred taxes	6,840	7,723
Gain on extinguishment of liability	—	(223)
Gain on disposal of assets	(160)	(48)
Inventory allowance	395	—
Stock based compensation	3,244	1,682
Changes in current assets (increase) decrease in:
Trade accounts receivables	(3,658)	(59)
Inventory	(6,112)	(323)
Prepaid income taxes and prepaid expenses	(3,997)	(1,870)
Changes in current liabilities increase (decrease) in:
Accounts payable and accrued liabilities	1,126	1,154
Current income tax liability	920	(162)
Deferred income	762	(1,154)
Other	(12)	—
Tax benefit from equity compensation	(419)	(10)
NET CASH PROVIDED BY OPERATING ACTIVITIES	34,564	39,244
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of rental, property and equipment	(53,342)	(43,419)
Proceeds from sale of property and equipment	240	95
NET CASH USED IN INVESTING ACTIVITIES	(53,102)	(43,324)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of other long-term liabilities, net	(42)	(82)
Repayments of line of credit, net	(160)	(320)
Tax benefit from equity compensation	419	10
Proceeds from exercise of stock options	59	829
NET CASH PROVIDED BY FINANCING ACTIVITIES	276	437
NET CHANGE IN CASH AND CASH EQUIVALENTS	(18,262)	(3,643)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	24,443	28,086
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,181	$24,443
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$10	$56
Income taxes paid	$4,108	$2,590
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$131	$207
Property and equipment purchases included in accounts payable	$218	$251

See accompanying notes to these financial statements.